EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ARKANSAS BEST CORPORATION
     Arkansas Best Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: The Corporation was originally incorporated as Best Holding Corporation and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 23, 1988.
     SECOND: The Corporation changed its name to Arkansas Best Corporation pursuant to a Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 16, 1992.
     THIRD: That the Board of Directors of the Corporation (the “Board”), by the requisite vote of its members, filed with the minutes of the Board, duly adopted a resolution proposing and declaring advisable the following amendment to the Corporation’s Restated Certificate of Incorporation:
     RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by amending Article VII thereof to read in its entirety as follows:
“ARTICLE VII
     The number of Directors constituting the Board of Directors shall be as set forth in or pursuant to the Bylaws of the Corporation. At the 2010 annual meeting of stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the Corporation); at the 2011 annual meeting of stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2012 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the Corporation); and at the 2012 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders.”

     FOURTH: That pursuant to resolution of the Board, a meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
     FIFTH: That the aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its authorized officer on April 21, 2009.

ARKANSAS BEST CORPORATION
By:	/s/ Robert A. Davidson
	Name:	Robert A. Davidson
	Title:	President and Chief Executive Officer